EXHIBIT 99.1

Contact:
Joe Hayek, Executive Vice President
PC Mall, Inc.
(310) 354-5600

PC MALL REPORTS PRELIMINARY FOURTH QUARTER 2009 RESULTS

Preliminary Consolidated Fourth Quarter Highlights:

•	Net sales for Q4 2009 were $337.0 million, up 1% year-over-year (y/y)
•	Gross profit for Q4 2009 was $40.5 million, down 7% y/y
•	Gross profit margin for Q4 2009 was 12.0%, down from 13.0% in Q4 2008
•	Preliminary GAAP diluted earnings per share was $0.01 in Q4 2009 vs. GAAP diluted EPS of $0.07 in Q4 2008
•	Preliminary non-GAAP diluted earnings per share was $0.01 in Q4 2009 vs. non-GAAP diluted EPS of $0.26 in Q4 2008
•	We purchased 152,770 shares of our common stock in Q4 2009 at an average price of $6.41

Torrance, California – February 24, 2010 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported preliminary financial results for the fourth quarter of 2009. The results are considered preliminary because we have not yet completed our analysis of goodwill under ASC 350-20 (formerly Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”). A detailed discussion is provided below. Consolidated net sales for Q4 2009 were $337.0 million, an increase of 1%, from $334.3 million in Q4 2008. Consolidated gross profit for Q4 2009 decreased 7% to $40.5 million from $43.5 million in Q4 2008. Consolidated gross profit margin was 12.0% in Q4 2009 compared to 13.0% in Q4 2008. GAAP consolidated operating profit for Q4 2009 decreased 62% to $0.7 million compared to GAAP consolidated operating profit of $1.8 million for Q4 2008. Non-GAAP consolidated operating profit in Q4 2008, excluding the impact of a $4.1 million goodwill impairment charge, was $5.9 million. GAAP consolidated net income for Q4 2009 was $0.1 million, compared to GAAP consolidated net income of $1.0 million for Q4 2008, a decrease of $0.9 million or 92%. Non-GAAP consolidated net income for Q4 2009 decreased $3.3 million, or 95%, to $0.2 million, compared to non-GAAP consolidated net income of $3.5 million for Q4 2008. GAAP diluted EPS for Q4 2009 was $0.01compared to GAAP diluted EPS of $0.07 for Q4 2008. Non-GAAP diluted EPS for Q4 2009 was $0.01, compared to non-GAAP diluted EPS of $0.26 for Q4 2008. Results for the quarter included $0.5 million of legal expenditures related to defending what we believe is a meritless lawsuit by a competitor in connection with our hiring of two account executives and our acquisition of DSW. The quarter also includes approximately $0.6 million of increased employee benefit expenses, primarily related to increased medical claims activity under our self-insured health care plans.

In Q4 2009, non-GAAP financial information excludes the impact of a $0.1 million income tax adjustment related to a dividend from an international subsidiary, which combined with this adjustment in prior periods, caused our effective tax rate to increase to approximately 46%. In Q4 2008, non-GAAP financial information excludes the impact of a $4.1 million ($2.5 million after-tax) goodwill impairment charge. Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below.

Commenting on the Company’s fourth quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “While we are pleased that during Q4 we returned to year over year growth from a top-line perspective, the pricing environment across our segments was challenging. This price pressure resulted in a decline in our gross profit for the quarter. The decline in gross profit, coupled with the investments we have continued to make to position ourselves for future growth, caused our operating income to decline. We remain cautiously optimistic about the demand environment going forward, and expect gross margins to improve sequentially in Q1 of 2010. We continue to take steps to attempt to optimize our sales and gross profits. For instance, in January 2010, we announced the addition of Jim Garrity, a seasoned IT executive, to our team. Jim is now the President of our Sarcom subsidiary. We also transitioned Robert Rich to Co-President of our MacMall business, where he will leverage his experience with other consumer focused IT companies and his previous experience with us. In addition, we are taking actions that are expected to reduce our SG&A going forward, while not impeding our ability to effectively grow our business as the demand environment improves. For example, in Q1 of 2010, we have taken steps to reduce personnel expenses in our Corporate & Other segment by nearly $2.5 million on an annualized basis. We are committed to growing both our top-line and our operating income, and our goal is to return to a quarterly non-GAAP operating margin of between 1.5% and 2% by the fourth quarter of 2010.”

In December 2009, Sarcom, Inc. (“Sarcom”), our wholly-owned subsidiary, acquired certain assets of Data Systems Worldwide, Inc. (“DSW”). DSW, primarily a provider of converged Cisco solutions in the western United States, had approximately 20 employees as of December 15, 2009, the majority of which are service or sales personnel and each of these employees became employees of Sarcom. DSW’s practice areas include managed and professional services and Cisco Intelligent Networks, Facilities, Datacenters and Security, with a focus on Unified Communications and Connected Real Estate.

In Q4 2009, we changed the name of our Consumer segment to MacMall. The MacMall segment includes sales made under its MacMall and Onsale brand names to consumers, businesses and creative professionals. This was a name change only and does not affect the segment results reported in the current or prior periods.

Preliminary Analysis of Goodwill Impairment

In accordance with ASC 350-20, “Goodwill and Other Intangible Assets,” we are performing our annual impairment analysis of goodwill and intangible assets for possible impairment. Our management, with the assistance of an independent third-party valuation firm, is determining the fair values of our reporting units and their underlying assets and comparing them to their respective carrying values. Our 2009 impairment analysis includes goodwill and purchased intangibles that are held by our MME segment, totaling $29.0 million as of December 31, 2009. We have not yet completed our review, and the completion of our review may result in a non-cash impairment charge, which could be material and would decrease our GAAP operating profit, net income and earnings per share for the fourth quarter and year ended December 31, 2009, which is preliminarily reported in this release. We expect to complete our impairment review and the additional non-cash impairment charge, if any, will be determined prior to the filing of our Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC.

Segment Results - Preliminary

SMB

Q4 2009 net sales for our SMB segment were $108.9 million, a decrease of $5 million, or 4%, from $113.9 million in Q4 2008 primarily due to a $3.8 million decrease in lower margin volume iPod sales to certain customers and the general economic weakness and the resulting softness in IT spending by small and medium sized businesses in North America.

SMB gross profit decreased by $1.3 million, or 9%, to $12.7 million in Q4 2009 compared to $14.0 million in Q4 2008 resulting primarily from the decreased SMB net sales discussed above. SMB gross profit margin decreased to 11.6% in Q4 2009 compared to 12.3% in Q4 2008 primarily due to a very competitive pricing environment combined with several large lower margin transactions in Q4 2009.

SMB operating profit in Q4 2009 decreased by $1.6 million, or 21%, to $5.9 million compared to $7.5 million in Q4 2008. The decrease in SMB operating profit in Q4 2009 was primarily due to the decrease in SMB gross profit discussed above and an increase in personnel costs primarily due to the opening of our Chicago office and our addition of account executives in that facility.

MME

Q4 2009 net sales for our MME segment were $107.7 million compared to $105.3 million in Q4 2008, an increase of $2.4 million, or 2%. This increase was primarily due to increased spending by customers in the mid-market and enterprise sector in Q4 2009. Product revenues increased by 4% in Q4 2009 compared to Q4 2008 while service revenues decreased by 5% in Q4 2009 compared to Q4 2008. Service revenues represented 19% of MME net sales in Q4 2009 compared to 20% of sales in Q4 2008. The service revenue decline was primarily due to a 21% decline in services performed under our Abreon brand, which is primarily focused on change management and eLearning consulting. This decline was due primarily to a reduction in projects associated with larger ERP migrations. MME’s Sarcom branded professional and managed services were essentially flat in Q4 2009 compared to Q4 2008.

MME gross profit decreased by $1.5 million, or 8%, to $16.4 million in Q4 2009 compared to $17.9 million in Q4 2008, and MME gross profit margin decreased to 15.2% in Q4 2009 compared to 17.0% in Q4 2008. The decrease in MME gross profit and gross profit margin was primarily due to a competitive pricing environment and the decline in services as a percentage of sales.

MME operating profit in Q4 2009 decreased by $0.8 million, or 16%, to $4.3 million compared to $5.1 million in Q4 2008. The decrease was primarily due to the decrease in MME gross profit discussed above, partially offset by a $0.8 million reduction in MME personnel costs, which resulted primarily from centralization of resources to our Corporate & Other segment.

Public Sector

Q4 2009 net sales for our Public Sector segment were $53.1 million compared to $36.7 million in Q4 2008, an increase of $16.4 million, or 45%. This increase in Public Sector net sales was due to an increase in net sales of our federal government business resulting from significant backlog from a large customer carried over from Q3 2009 that did not occur in Q4 2008 and increased sales in our state and local government and educational institution (“SLED”) business which resulted primarily from increased productivity of our incremental headcount in the SLED business.

Public Sector gross profit increased by $1.2 million, or 30%, to $5.2 million in Q4 2009 compared to $4.0 million in Q4 2008. Public Sector gross profit margin decreased to 9.7% in Q4 2009 compared to 10.9% in Q4 2008. The increase in Public Sector gross profit was primarily due to the increase in Public Sector net sales. The decrease in Public Sector gross profit margin was primarily due to lower margin transactions with a large customer in our Federal business.

Operating profit in Q4 2009 for our Public Sector segment increased to $1.8 million compared to an operating loss of $1.3 million in Q4 2008. The increase in Public Sector operating profit was primarily due to an increase in Public Sector gross profit discussed above and a $2.7 million goodwill impairment charge in Q4 2008, partially offset by a $0.6 million increase in personnel costs in Q4 2009 primarily in our Federal business.

MacMall

Q4 2009 net sales for our MacMall segment were $67.3 million compared to $78.4 million in Q4 2008, a decrease of $11.1 million, or 14%. This decrease was primarily due to continued weakness in the economic environment, increased competition for retail customers, the absence of  year end opportunistic inventory purchases we made and were able to profitably sell in Q4 2008 and in Q1 2009, and significant pricing pressure in the Apple market.

MacMall gross profit decreased by $1.4 million, or 18%, to $6.2 million in Q4 2009 compared to $7.6 million in Q4 2008. MacMall gross profit margin decreased to 9.3% in Q4 2009 compared to 9.7% in Q4 2008. The decrease in our MacMall gross profit was primarily due to the decreased MacMall net sales discussed above. The decrease in our MacMall gross profit margin in Q4 2009 compared to Q4 2008 was primarily due to the continued competitive pricing environment. We expect this competitive environment to continue in 2010.

MacMall operating profit increased by $0.1 million to $0.4 million in Q4 2009 compared to $0.3 million in Q4 2008. MacMall operating profit in Q4 2008 included a $1.4 million goodwill impairment charge. MacMall operating profit in Q4 2009 was negatively impacted primarily by the reduced gross profit discussed above.

Corporate & Other

Corporate & Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q4 2009 Corporate & Other SG&A expenses increased by $1.9 million, or 19%, to $11.7 million from $9.8 million in Q4 2008. The increase from Q4 2008 was primarily related to an increase in personnel costs of $1.0 million, which included $0.6 million of centralization of certain resources from our MME segment and a $0.5 million in legal expenses related to defending what we believe is a meritless lawsuit by a competitor in connection with our hiring of two account executives and our acquisition of DSW.

Consolidated Balance Sheet

Accounts receivable at December 31, 2009 of $161.5 million increased by $13.0 million from December 31, 2008 primarily due to higher open account sales during Q4 2009 compared to Q4 2008, particularly in our federal business. Our inventory of

$68.6 million at December 31, 2009 represents an increase of $0.7 million from December 31, 2008. Outstanding borrowings under our line of credit increased by $24.1 million to $53.1 million at December 31, 2009 compared to December 31, 2008.

Selected Segment Information - Preliminary

Selected information for our reportable operating segments and a reconciliation of non-GAAP operating profit to operating profit are as follows (in thousands, except headcount data):

	Three Months Ended December 31, 2009			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges	Non-GAAP Operating Profit
SMB	$108,911	$12,668	$5,883	$—	$5,883
MME	107,674	16,368	4,297	—	4,297
Public Sector	53,132	5,163	1,780	—	1,780
MacMall	67,269	6,241	409	—	409
Corporate & Other	14	60	(11,682)	—	(11,682)
Consolidated	$337,000	$40,500	$687	$—	$687

	Three Months Ended December 31, 2008			Reconciliation of Non-GAAP Operating Profit to Operating Profit
	Net Sales	Gross Profit	Operating Profit (Loss)	Special Charges		Non-GAAP Operating Profit
SMB	$113,872	$13,964	$7,466	$—		$7,466
MME	105,333	17,885	5,109	—		5,109
Public Sector	36,686	3,999	(1,349)	2,698	(a)	1,349
MacMall	78,361	7,615	287	1,405	(a)	1,692
Corporate & Other	46	56	(9,715)	—		(9,715)
Consolidated	$334,298	$43,519	$1,798	$4,103		$5,901

________________
(a)	Related to a charge for impairment of goodwill.

Average Account Executive	Three Months Ended December 31,
Headcount By Segment(1):	2009	2008
SMB	359	364
MME	110	107
Public Sector	83	81
MacMall	96	100
Total	648	652
 ________________
(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting certain consolidated financial measures on a non-GAAP basis, which excludes the impact of an international tax adjustment in  Q4 2009 and a goodwill impairment charge in Q4 2008. We believe that the exclusion of the international tax adjustment and the goodwill impairment charge, which are non-recurring year-over-year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment and goodwill impairment charges are not part of our ordinary business. We indicate the use of these non-GAAP consolidated financial measures within the discussions of our consolidated operating results, including earnings per share. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on February 24, 2010 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss fourth quarter results. To listen to PC Mall management’s discussion of its fourth quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on February 24, 2010 until March 3, 2010 and can be accessed by calling: (888) 286-8010 and inputting pass code 88707908.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, is a value added direct marketer of technology products, services and solutions to businesses, government and educational institutions and individual consumers. Founded in 1987, PC Mall offers products, services and technology solutions through dedicated account executives, various direct marketing techniques, and three retail stores. The company also utilizes distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and the websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by a distribution center strategically located near FedEx's main hub or by an extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to growing our top-line and operating income and our goal of generating a quarterly non-GAAP operating margin of between 1.5% and 2% by fourth quarter of 2010, expectations regarding sequential increase in gross margins, the impact of strategic investments and cost reductions, a return to normal spending by business and government agencies, a new call center and sales facility in downtown Chicago, our new Small Business Network, our ERP system upgrade and new technologies for our call centers, our new healthcare initiative, the addition of talented professionals, our expectations regarding our effective tax rate in the future and our belief that our team is well equipped to add value to our customers and vendor partners. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of Sarcom); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our PC Mall Gov contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part II of our Form 10-Q for the quarter ended September 30, 2009, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

###

-Financial Tables Follow-

PC MALL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY)
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Net sales	$337,000	$334,298	$1,138,061	$1,327,974
Cost of goods sold	296,500	290,779	985,045	1,148,593
Gross profit	40,500	43,519	153,016	179,381
Selling, general and administrative expenses	39,813	37,618	145,274	155,494
Special charges	—	4,103	—	4,893
Operating profit	687	1,798	7,742	18,994
Interest expense, net	484	724	1,567	3,667
Income before income taxes	203	1,074	6,175	15,327
Income tax expense	120	90	2,818	5,724
Net income	$83	$984	$3,357	$9,603

Basic and Diluted Earnings Per Common Share
Basic	$0.01	$0.08	$0.27	$0.72
Diluted	0.01	0.07	0.26	0.69

Weighted average number of common shares outstanding:
Basic	12,362	13,111	12,373	13,268
Diluted	12,693	13,335	12,675	13,861

PC MALL, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO
CONSOLIDATED OPERATING PROFIT, CONSOLIDATED OPERATING PROFIT MARGIN, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE (PRELIMINARY)
(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Consolidated Operating Profit and Operating Profit Margin:
Consolidated net sales	$337,000	$334,298	$1,138,061	$1,327,974

Consolidated operating profit	$687	$1,798	$7,742	$18,994
Non-GAAP adjustment:
Goodwill impairment charge (a)	—	4,103	—	4,103
Litigation settlement charge (b)	—	—	—	790
Non-GAAP consolidated operating profit	$687	$5,901	$7,742	$23,887

Consolidated operating profit margin	0.2%	0.5%	0.7%	1.4%
Non-GAAP consolidated operating profit margin	0.2%	1.8%	0.7%	1.8%

Consolidated Net Income:
Consolidated net income	$83	$984	$3,357	$9,603
Non-GAAP adjustment:
Goodwill impairment charge (a)	—	2,537	—	2,537
Income tax adjustment (c)	79	—	347	—
Litigation settlement charge, net of taxes (b)	—	—	—	467
Non-GAAP consolidated net income	$162	$3,521	$3,704	$12,607

Diluted Earnings Per Share:
GAAP diluted EPS	$0.01	$0.07	$0.26	$0.69
Non-GAAP diluted EPS	0.01	0.26	0.29	0.91

Diluted weighted average number of common shares outstanding	12,693	13,335	12,675	13,861

(a)	Relates to charge for impairment of goodwill.
(b)	Relates to settlement of the Zekiya Whitmill and Lee Hanzy v. PC Mall Gov, Inc. case and the Lee Hanzy v. PC Mall, Inc. dba MACMALL, et al case.
(c)	Relates to an income tax adjustment related to a dividend from an international subsidiary.

PC MALL, INC.
CONSOLIDATED BALANCE SHEETS (PRELIMINARY)
(unaudited, in thousands, except per share amounts and share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$9,215	$6,748
Accounts receivable, net of allowances of $2,740 and $4,241	161,468	148,547
Inventories, net	68,564	67,845
Prepaid expenses and other current assets	9,290	7,328
Deferred income taxes	3,297	4,820
Total current assets	251,834	235,288
Property and equipment, net	17,091	11,839
Deferred income taxes	1,538	4,173
Goodwill	19,291	18,781
Intangible assets, net	10,354	11,260
Other assets	1,068	1,044
Total assets	$301,176	$282,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$108,773	$110,669
Accrued expenses and other current liabilities	25,038	29,262
Deferred revenue	9,714	14,462
Line of credit	53,127	29,010
Notes payable – current	1,148	1,038
Total current liabilities	197,800	184,441
Notes payable and other long-term liabilities	5,621	4,393
Total liabilities	203,421	188,834
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,031,740 and 13,839,609 shares issued; and 12,290,287 and 12,681,300 shares outstanding, respectively	14	14
Additional paid-in capital	102,361	99,732
Treasury stock, at cost: 1,741,453 and 1,158,309 shares, respectively	(6,254)	(3,623)
Accumulated other comprehensive income	2,111	1,262
Accumulated deficit	(477)	(3,834)
Total stockholders’ equity	97,755	93,551
Total liabilities and stockholders’ equity	$301,176	$282,385